Exhibit 99.1

News Release dated February 5, 2015

Murphy Oil Corporation Announces PROMOTIONS IN

EXECUTIVE MANAGEMENT

EL DORADO, AR, February 5, 2015 – Murphy Oil Corporation (NYSE: MUR) announces the following organizational changes, effective March 1, 2015.

Keith Caldwell will be promoted to Senior Vice President & Controller.  Caldwell joined the Company in 2001 as Assistant Controller - Financial Reporting for Murphy Oil Corporation in El Dorado.  In 2007, he was promoted to General Manager, Finance and transferred to Murphy Exploration & Production Company in Houston.  There, he was promoted to Vice President, Finance in 2010.  He holds a bachelor's degree in Finance from Louisiana Tech University.

For his new role, Caldwell will relocate to El Dorado and report to John Eckart, who is succeeding Kevin Fitzgerald as Executive Vice President & Chief Financial Officer upon his retirement date of March 1, 2015.

Todd Montgomery will be promoted to Senior Vice President, Corporate Planning & Services.  Montgomery joined Murphy in 2014 to oversee all Corporate Strategic Planning, Procurement, Corporate Reserves, and Oil & Gas Marketing.  Montgomery has over 25 years in the oil and gas industry with experience in global production and reservoir engineering and management experience in development and strategic planning.  He holds bachelor’s and master’s degrees in Petroleum Engineering from Texas A&M University.

Montgomery will continue to report to Roger W. Jenkins, President & Chief Executive Officer, Murphy Oil Corporation.

John Gardner will be promoted to Vice President and will maintain his role as Treasurer.  Gardner joined Murphy in 1995 as an Associate Accountant at the corporate headquarters in El Dorado, Arkansas.  He held several positions within the Controller’s department before being named Manager, Policies & Procedures in 2004.  In 2008, he was named Controller for Murphy Exploration & Production Company-USA and relocated to Houston.  In 2009, Gardner was promoted to Director, Planning and Special Projects for Murphy Eastern Oil Company and transferred to St. Albans, United Kingdom.  He returned to Murphy Exploration & Production Company in Houston in 2012 when he was promoted to Assistant Treasurer.  Gardner received a bachelor’s degree in Business Administration - Accounting from the University of Louisiana-Monroe.  Gardner will report to John Eckart.

Ted Botner will be promoted to Vice President, Law and will maintain his role as Corporate Secretary.  Botner joined Murphy in 2001 as an Attorney at the corporate headquarters in El Dorado.  He held several positions within the Law Department before being promoted to Commercial Manager for Murphy Sarawak and transferring to Kuala Lumpur, Malaysia in 2005.  He transferred to Houston as Assistant to the President, Murphy Exploration & Production Company in 2006.  In 2007, he was promoted to General Manager, Malaysia and returned to Kuala Lumpur.  In 2010, he returned to the Law Department for Murphy Oil Corporation in El Dorado as Senior Attorney.  Botner received his law degree at the University of Arkansas and his MBA at Southern Methodist University.  He also holds bachelor’s degrees from the University of Texas.

Botner will continue to report to Walter Compton, Executive Vice President & General Counsel.

For further information contact Barry Jeffery, Vice President, Investor Relations at 870-864-6501.

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